Exhibit (a)(5)(C)

QUESTIONS AND ANSWERS WITH RESPECT TO TENDER RIGHTS OF PARTICIPANTS IN

THE MEADWESTVACO CORPORATION SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN FOR SALARIED AND NON-BARGAINED HOURLY EMPLOYEES OR

THE MEADWESTVACO CORPORATION SAVINGS AND EMPLOYEE STOCK OWNERSHIP

PLAN FOR BARGAINED HOURLY EMPLOYEES

DESCRIPTION OF THE TENDER OFFER

1.	What is the tender offer?

On May 10, 2005, MeadWestvaco Corporation (“MeadWestvaco”) commenced an offer to purchase up to 16,000,000 shares of its common stock and the associated preferred stock purchase rights at a price not greater than $32.50 nor less than $28.25 per share (the “tender offer”). This tender offer will be open from Tuesday, May 10, 2005 until it expires at 5:00 p.m., New York City time, on Wednesday, June 8, 2005, unless MeadWestvaco extends the tender offer.

Participants in the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Salaried and Non-Bargained Hourly Employees or the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Bargained Hourly Employees (each such plan being referred to hereafter as such participant’s “Plan,” and both plans collectively referred to as the “Plans”) who have equivalent shares of MeadWestvaco common stock allocated to their Plan accounts (such shares are referred to in this Q&A as “Plan shares”) may tender (i.e., offer to sell) these Plan shares by (i) so indicating on the enclosed yellow instruction form and (ii) returning the form to The Northern Trust Company, which serves as the trustee of the trust for the Plans (and is referred to in this Q&A as the “Trustee”), at P. O. Box 1997, New York, NY 10117-0024. Note: Any shares representing company matching contributions that are not eligible for diversification under the Plan’s rules are not eligible “Plan shares” under this tender offer and therefore may not be tendered by you in the tender offer. A PRE-ADDRESSED ENVELOPE IS INCLUDED AMONG THESE MATERIALS FOR RETURNING YOUR INSTRUCTIONS. YOU SHOULD MAIL, OR OTHERWISE TRANSMIT, YOUR COMPLETED YELLOW INSTRUCTION FORM TO THE TRUSTEE IN AMPLE TIME TO ENSURE THAT THE TRUSTEE RECEIVES IT NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JUNE 7, 2005 (UNLESS THE TENDER OFFER IS EXTENDED). IN AN EMERGENCY, YOU MAY ALSO OVERNIGHT YOUR INSTRUCTION FORM TO THE TRUSTEE’S TABULATION AGENT, ELLEN PHILIP ASSOCIATES, AT 134 WEST 26TH STREET, NEW YORK, NY 10001, OR FAX YOUR INSTRUCTION FORM TO THE TRUSTEE’S TABULATION AGENT, ELLEN PHILIP ASSOCIATES, AT (212) 645-8046.

MeadWestvaco will, upon the terms and subject to the conditions of the tender offer, determine a single per share price, not greater than $32.50 nor less than $28.25 per share, that it will pay for shares properly tendered pursuant to the tender offer and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. MeadWestvaco will select the lowest purchase price that will allow it to purchase 16,000,000 shares or, if a lesser number of shares are properly tendered, such lesser number as are properly tendered and not properly withdrawn. MeadWestvaco also reserves the right, in its sole discretion, to purchase additional shares, subject to applicable legal requirements. All stockholders whose shares MeadWestvaco purchases in the tender offer will receive the same purchase price per share.

If the number of shares tendered at or below the purchase price selected by MeadWestvaco exceeds the total number of shares that MeadWestvaco accepts for purchase, MeadWestvaco will generally accept all shares tendered at or below the purchase price on a pro rata basis. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in section 6 of the offer to purchase, proration for each stockholder that tenders shares will be based on the ratio of the total number of shares that MeadWestvaco accepts for purchase (excluding “odd lots”) to the total number of shares properly tendered (and not properly withdrawn) at or below the purchase price by all stockholders (other than “odd lot” holders). For example, if the number of shares tendered (excluding “odd lot” shares) at or below the purchase price exceeds the number of shares (excluding “odd lot” shares) that MeadWestvaco accepts for purchase by one hundred percent, the proration percentage will equal 50%, i.e., the ratio of the total number of shares (excluding “odd lots”) accepted for purchase, e.g., 2,000,000, divided by the total number of shares (excluding “odd lots”) properly tendered (and not properly withdrawn) at or below the purchase price, e.g., 4,000,000. Thus, if you properly tendered 1,000 shares at or below the purchase price, MeadWestvaco would purchase 500 shares at the final purchase price.

One group of stockholders is not subject to proration. If the total number of all shares (including those held under a Plan or otherwise) owned beneficially or of record by a stockholder is less than 100 (i.e., if a stockholder is an “odd lot” holder) and the stockholder properly tenders all of its shares at or below the purchase price and selects the “odd lot” tender option, then the proration percentage will not be applied to such shareholder, and MeadWestvaco will instead buy all of such shareholder’s tendered shares. No participant in the Plans will be considered an “odd lot” holder because the Trustee will aggregate all of the shares tendered by all Plan participants in a single tender submission.

The terms and conditions of the tender offer are fully described in the offer to purchase and the letter of transmittal provided to you as part of this mailing. PLEASE READ THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CAREFULLY.

2.	What are my rights under the tender offer?

The Plans’ records indicate that Plan shares are allocated to your account under one of the Plans. You may tender some or all of these shares. Because the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), requires that all plan assets in most circumstances be held in trust, all of these Plan shares are registered in the name of the current Trustee. Consequently, the Trustee will actually tender your Plan shares by aggregating all Plan participant instructions and completing the required letter of transmittal for all Plan participants, but only in accordance with your instructions as well as the instructions of the other Plan participants.

YOU MUST DIRECT THE TRUSTEE IF YOU WANT TO TENDER YOUR PLAN SHARES AND, IF YOU DIRECT THE TRUSTEE TO TENDER YOUR PLAN SHARES, YOU MUST INDICATE AT WHICH PRICE OR PRICES YOU WANT THE TRUSTEE TO TENDER THEM. THE TRUSTEE WILL TENDER YOUR PLAN SHARES ONLY IF SPECIFICALLY INSTRUCTED. IF YOU DO NOT RESPOND USING THE ENCLOSED YELLOW INSTRUCTION FORM (OR A SIGNED FACSIMILE THEREOF), YOU WILL BE DEEMED TO HAVE INSTRUCTED THE TRUSTEE NOT TO TENDER ANY OF YOUR SHARES UNDER THE TENDER OFFER, AND YOUR PLAN SHARES WILL REMAIN IN YOUR PLAN ACCOUNT.

3.	Which documents did I receive in the tender offer materials and what is the purpose of each document?

You received the following materials in this mailing:

(a) Letter from MeadWestvaco’s Chairman and CEO. This letter informs you that MeadWestvaco is making the tender offer.

(b) Offer to Purchase, dated May 10, 2005. This document (the white, bound document in your package), together with the letter of transmittal (which is described in paragraph (c) below), describes all of the terms and conditions of the tender offer. PLEASE READ THESE DOCUMENTS CAREFULLY.

(c) Letter of Transmittal. This document (blue document) is part of the tender offer and therefore is being provided to you. However, it must be filled out by the Trustee, NOT BY YOU. DO NOT USE THE LETTER OF TRANSMITTAL TO TENDER ANY PLAN SHARES OR SHARES HELD IN YOUR NAME UNDER YOUR PLAN. To tender Plan shares, the yellow instruction form will provide your direction. You will not return the letter of transmittal. If you hold shares outside of the Plans, including any shares you acquired pursuant to the MeadWestvaco BuyDIRECT Plan, then you may need to use the blue letter of transmittal to tender those shares. The letter of transmittal contains instructions on how to complete and sign it in order to properly tender those shares.

(d) Letter to Participants from the Administrator of the Plans.

(e) Letter to Participants from the Trustee of the Plans.

(f) Instruction Form (yellow form). YOU MUST COMPLETE, SIGN AND MAIL, OR OTHERWISE TRANSMIT, THIS DOCUMENT TO THE TRUSTEE (FOR YOUR CONVENIENCE IN THE ENCLOSED PRE-ADDRESSED ENVELOPE) IF YOU WISH TO DIRECT THE TRUSTEE TO TENDER SOME OR ALL OF YOUR PLAN SHARES. IF YOU FAIL TO COMPLETE, SIGN OR TIMELY MAIL THE YELLOW INSTRUCTION FORM SO THAT THE TRUSTEE RECEIVES IT BY 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JUNE 7, 2005 (UNLESS THE TENDER OFFER IS EXTENDED), YOU WILL BE DEEMED TO HAVE INSTRUCTED THE TRUSTEE NOT TO OFFER ANY OF YOUR PLAN SHARES FOR SALE UNDER THE TENDER OFFER. YOU MUST USE THE YELLOW INSTRUCTION FORM IF YOU WISH TO DIRECT A TENDER OF YOUR PLAN SHARES.

(g) Reply Envelope. A pre-addressed envelope is provided for your convenience. If you decide to tender some or all of your Plan shares, you may use this envelope to mail the completed instruction form to the Trustee. You should mail or otherwise transmit the instruction form in ample time to ensure that the Trustee receives it by 5:00 P.M., New York City time, on Tuesday, June 7, 2005, unless the tender offer is extended.

4.	How do I direct the Plan Trustee?

The only way that you can instruct the Trustee to tender your Plan shares is by completing the yellow instruction form as described, signing it and returning it to the Trustee. The address you should use to return the yellow instruction form is The Northern Trust Company, P. O. Box 1997, New York, NY 10117-0024. This address is already printed for your convenience on the return envelope. In an emergency, you may also overnight your yellow instruction form to the Trustee’s tabulation agent, Ellen Philip Associates, at 134 West 26th Street, New York, NY 10001, or fax your completed yellow instruction form to Ellen Philip Associates, at (212) 645-8046.

THE TRUSTEE MUST RECEIVE THE YELLOW INSTRUCTION FORM BEFORE 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JUNE 7, 2005 (UNLESS THE TENDER OFFER IS EXTENDED). YOU MUST SIGN AND COMPLETE THE FORM FOR YOUR TENDER INSTRUCTION TO BE VALID.

TO PROPERLY DIRECT THE TRUSTEE TO TENDER PLAN SHARES ON YOUR BEHALF YOU MUST:

(a) Instructions. Read carefully and follow exactly the instructions in (i) the letters to participants from the administrator and the Trustee of the Plans and (ii) the yellow instruction form. These documents will tell you how to direct the Trustee regarding your Plan shares.

(b) Instruction Form. Complete the enclosed yellow instruction form.

(c) Shares. Designate on the yellow instruction form the percentage of your Plan shares you wish to be tendered. An approximate number of Plan shares available in your account for tender is shown on the yellow instruction form. If you have questions about the number of Plan shares allocated to your account, contact the MeadWestvaco Benefits Resource Center at (800) 540-4272.

(d) Price. If you elect Option B on the yellow instruction form, also designate the price or prices, and specify the percentage of shares for each price, at which you are willing to tender your Plan shares. In the alternative, you may maximize the chance of MeadWestvaco purchasing the Plan shares you tender by electing Option A on the yellow instruction form and thereby agreeing to accept whatever price MeadWestvaco determines as the tender offer purchase price pursuant to the tender offer terms and conditions (the “Purchase Price”). Please note that the latter action could have the effect of decreasing the price at which MeadWestvaco purchases tendered shares in the tender offer, because shares tendered using this election may be available for purchase at the minimum price of $28.25 per share and, as a result, it is possible that the latter action may result in you receiving a price as low as $28.25 per share. However, the Trustee will revise any tender price selected by you if necessary so that the tender price is not less than the market price of the shares at the time the Trustee submits the tender to MeadWestvaco. See Q&A Item 14.

(e) Signature. You must SIGN the yellow instruction form to complete your instruction. Unless you sign the instruction form, your direction cannot be honored and the instruction form will be ineffective even if it is properly filled out and received by the Trustee in a timely manner.

(f) Mailing. We have enclosed a pre-addressed return envelope with your tender materials. You may use this postage paid envelope to return your completed yellow instruction form if you wish to have the Trustee tender your Plan shares.

Please be precise in providing your instruction and please act PROMPTLY.

IF YOU DO NOT WISH TO TENDER ANY PLAN SHARES, TAKE NO ACTION.

5.	How do I send instructions to the Trustee?

Please return your instructions PROMPTLY, recognizing the slow delivery time inherent in the U.S. mail today. You may mail your yellow instruction form to the Trustee in the postage paid, pre-addressed reply envelope that has been provided for this purpose. In an emergency, you may overnight your completed instruction form to the Trustee’s tabulation agent, Ellen Philip Associates, at 134 West 26th Street, New York, NY 10001, or you may fax it to Ellen Philip Associates, at (212) 645-8046. DO NOT DELIVER YOUR INSTRUCTIONS TO YOUR HUMAN RESOURCES DEPARTMENT OR TO YOUR BENEFITS ADMINISTRATOR.

6.	Must I provide directions to the Trustee?

You must respond IF you wish the Trustee to tender any of your Plan shares. IF YOU DO NOT WISH TO TENDER ANY OF YOUR PLAN SHARES, DO NOTHING. If you do nothing, you will be deemed to have instructed the Trustee not to tender any of the Plan shares held for your benefit.

7.	How many Plan shares may I tender and how do I learn the number of Plan shares held for my benefit in the Plan?

You may tender equivalent shares of MeadWestvaco common stock allocated to your Plan account that you are eligible to transfer from the MeadWestvaco Stock Fund under the Plan’s diversification rules as of the expiration date of the tender offer, currently scheduled to occur on Wednesday, June 8, 2005 (unless it is extended). The number of equivalent shares held in your Plan account is calculated by dividing the value of your Plan account allocated to the MeadWestvaco Stock Fund under the Plan by the New York Stock Exchange closing price of MeadWestvaco’s common stock on a particular day. You may obtain information about the number of equivalent Plan shares allocated to your Plan account by calling MeadWestvaco’s Benefits Resource Center, at (800) 540-4272 (call toll-free), or by visiting the Plan’s website at www.resources.hewitt.com/meadwestvaco. The number of equivalent shares listed as held in your Plan account is updated on a real time basis.

IF YOU WISH TO TENDER PORTIONS OF YOUR PLAN SHARES AT DIFFERENT PRICES, YOU MUST IDENTIFY UNDER OPTION B OF THE YELLOW INSTRUCTION FORM THE PERCENTAGE OF YOUR PLAN SHARES YOU WISH TO TENDER AT EACH SPECIFIC PRICE YOU WISH TO INSTRUCT THE TRUSTEE TO TENDER YOUR PLAN SHARES.

8.	Why must I direct the tender of equivalent (or Plan) shares allocated to my Plan account by percentage, rather than designating a set number of shares?

A percentage designation allows the Trustee to take into account transactions involving Plan shares that might be effected after you complete and send your instruction form to the Trustee, such as additional contributions, exchanges or distributions of shares. The percentage designation allows the Trustee to tender your shares based on the actual number of Plan shares in your Plan account as of the date of such tender.

9.	What if I have shares in my Plan account AND hold shares outside of my Plan?

If you have shares in one of the Plans and also own other shares (either in your possession or held by a bank or brokerage firm, or otherwise) outside of your Plan, you will receive two or more sets of tender offer materials. You should be careful to follow the different instructions that apply for tendering each kind of shares.

10.	Who will know whether I tendered my Plan shares?

Your directions to the Trustee will be kept CONFIDENTIAL by the Trustee. No MeadWestvaco employee, officer or director will learn of your instruction unless such disclosure is required by law.

11.	Can I change my mind and direct the Trustee to withdraw Plan shares that I previously directed the Trustee to tender?

Yes, but only if you perform ALL of the following steps:

(a) You must send a signed NOTICE OF WITHDRAWAL to the Trustee.

(b) The notice of withdrawal must be in writing. You may fax your notice of withdrawal to the Trustee’s tabulation agent, Ellen Philip Associates, at (212) 645-8046.

(c) The notice of withdrawal must set forth your name, and your social security number, and must state that you are directing the Trustee to withdraw all of the Plan shares you previously directed the Trustee to tender on your behalf. If you wish to instruct the Trustee to tender a different percentage of Plan shares, you must do so by completing a new instruction form.

(d) The Trustee must receive the notice of withdrawal before 5:00 p.m., New York City time, on Tuesday, June 7, 2005 (unless the tender offer is extended, in which case the Trustee must receive the notice of withdrawal by no later than 5:00 p.m., New York City time, on the date that is one (1) New York Stock Exchange trading day before the rescheduled expiration date). If MeadWestvaco has not accepted for payment the Plan shares you have instructed the Trustee to tender to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on Wednesday, July 6, 2005.

12.	Can I direct the Trustee to re-tender my Plan shares?

Yes. If, after directing the Trustee to withdraw your previously tendered Plan shares, you wish to direct the Trustee to re-tender the same Plan shares (or any portion thereof), you must complete another yellow instruction form and return it to the Trustee by 5:00 p.m., New York City time, on Tuesday, June 7, 2005 (unless the offer is extended, in which case the deadline for receipt of your instruction form will be extended until 5:00 P.M. on the date that is one (1) New York Stock Exchange trading day before the new expiration date). You may request additional copies of the yellow instruction form by calling the MeadWestvaco Benefits Resource Center at (800) 540-4272 (call toll-free), or by faxing your request to (212) 645-8046.

13.	Will I still be entitled to receive the forthcoming dividend on the shares that I tender?

Yes. Shares that are sold to MeadWestvaco pursuant to the tender offer will be entitled to receive the second quarter dividend.

14.	Will MeadWestvaco purchase all Plan shares that I direct the Trustee to tender?

The answer to this question depends on the total number of shares properly tendered (and not properly withdrawn) by all tendering stockholders at or below the Purchase Price, and the price or prices at which you direct the Trustee to tender your shares and the market price of MeadWestvaco’s common stock on the expiration date of the tender offer. If you tender your Plan shares at a price or prices above the Purchase Price, MeadWestvaco will not purchase your Plan shares. If you tender your Plan shares at or below the Purchase Price or you elect to tender your Plan shares at whatever Purchase Price MeadWestvaco determines pursuant to the tender offer terms and conditions, then, except as provided in the following paragraph, MeadWestvaco will purchase your Plan shares, subject to the proration provisions of the tender offer. See Q&A Item 1 for a description of how the proration process works. See also section 1 of the offer to purchase for a description of the “odd lot” preference.

Please note that the Plan is prohibited by law from selling Plan shares to MeadWestvaco for a price that is less than the prevailing market price of MeadWestvaco’s common stock. Accordingly, if you elect Option B on the yellow instruction form and further elect to tender Plan shares at a price or prices that are lower than the closing price of MeadWestvaco’s common stock on the date the tender offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of MeadWestvaco’s common stock on the New York Stock Exchange on the date the tender offer expires. This could result in the selected percentage of your Plan shares not being accepted for purchase by MeadWestvaco. Similarly, if you elect to maximize the chance of having MeadWestvaco purchase your Plan shares by electing Option A on the yellow instruction form, and the closing price of MeadWestvaco’s common stock on the New York Stock Exchange on the date the tender offer expires is within the range of prices set forth in the instruction form, the tender price will be deemed to have been increased to the closest tender price that is not less than the closing price of MeadWestvaco’s common stock on the New York Stock Exchange on the date the tender offer expires. If the closing price of MeadWestvaco’s common stock on the date the tender offer expires is greater than the maximum price available in the tender offer, none of the Plan shares will be tendered and your tender will be deemed to have been withdrawn.

Plan shares held in your Plan account that are tendered but not purchased by MeadWestvaco will remain allocated to your Plan account as if nothing had happened, subject to the rules and provisions governing the Plan.

15.	What if I have questions about the tender offer?

Please contact Georgeson Shareholder Communications Inc., the information agent for the tender offer, at (800) 279-9314 (call toll-free) with any questions about the terms and conditions of the tender offer or how to tender your Plan shares.

16.	How will I know if MeadWestvaco has purchased my Plan shares?

The purchase will be reflected in your Plan account as an exchange of the tendered Plan shares, with the tender proceeds going into the MeadWestvaco Stable Value Fund. You will receive a confirmation statement in the mail within 10 days after this exchange takes place in your Plan account. The confirmation statement you receive will set forth the number of Plan shares purchased in the tender offer, the Purchase Price you received for those shares, and the market price of those shares.

OPERATION OF THE PLAN DURING THE TENDER OFFER

17.	What happens to contributions of shares to my Plan account that are made after May 10, 2005?

Contributions of shares made to your Plan account after May 10, 2005 (including any contributions made to your MeadWestvaco Common Stock Account and any contributions made to your Matching Contributions Account, respectively) will be allocated as usual, in accordance with the sources of the contributions and, where applicable, your investment elections in effect at the time of your contribution.

No transactions involving Plan shares will take place on the day that Plan shares are deemed withdrawn from your Plan account for purposes of complying with your instructions to the Trustee to tender Plan shares. Plan shares will be deemed withdrawn from your Plan account on the date that the Trustee processes your instructions to tender Plan shares and will be transferred to a temporary account under the trust pending a determination by MeadWestvaco as to whether those shares will be accepted for purchase. If your Plan shares are not accepted for purchase by MeadWestvaco, then your Plan shares will be returned to your Plan account. If you have directed the Trustee to tender any Plan shares and your Plan shares are accepted for purchase by MeadWestvaco, the Trustee will transfer the tender proceeds to the MeadWestvaco Stable Value Fund for your benefit and on your behalf. Beginning on the first business day following the Trustee’s receipt of the tender proceeds, you will be able to move such tender proceeds at your own discretion to other investment funds of your choosing available in your Plan. FOR ADMINISTRATIVE PURPOSES, PLAN PARTICIPANTS WHO DIRECT THE TENDER OF ALL OR A PORTION OF THEIR PLAN SHARES WILL NOT BE ABLE TO DIRECT THE DISPOSITION OF THE TENDERED PORTION OF THEIR PLAN SHARES, OR REQUEST A LOAN OR DISTRIBUTION THAT RELATES TO THE TENDERED PORTION OF THEIR PLAN SHARES, AT ANY TIME FROM THE BEGINNING OF THE BUSINESS DAY PRIOR TO THE EXPIRATION DATE OF THE OFFER (i.e., JUNE 7, 2005, UNLESS THE OFFER IS EXTENDED) UNTIL 5:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY FOLLOWING THE DATE MEADWESTVACO GIVES ORAL OR WRITTEN NOTICE TO THE DEPOSITARY OF ITS ACCEPTANCE OF SHARES FOR PAYMENT IN THE TENDER OFFER. PARTICIPANTS WHOSE TENDER OFFER IS ACCEPTED BY MEADWESTVACO WILL CONTINUE TO BE PROHIBITED FROM DIRECTING THE DISPOSITION OF THE TENDERED PORTION OF THEIR PLAN SHARES AND WILL BE PROHIBITED FROM REQUESTING A LOAN OR DISTRIBUTION THAT RELATES TO THE TENDERED PORTION OF THEIR PLAN SHARES, UNTIL THE PLAN RECEIVES THE PROCEEDS FROM THE TENDER OFFER AND COMPLETES THE TRANSFER OF THE TENDERED PORTION OF THE PLAN SHARES INTO THE MEADWESTVACO STABLE VALUE FUND. YOU SHOULD EVALUATE THE APPROPRIATENESS OF YOUR CURRENT INVESTMENT DECISIONS IN LIGHT OF THE FOREGOING LIMITATIONS. PARTICIPANTS WHO SUBMIT A TENDER OFFER FOR ONLY A PORTION OF THEIR PLAN SHARES WILL ONLY BE SUBJECT TO THE LIMITATIONS DESCRIBED ABOVE AS THEY RELATE TO THE TENDERED PORTION OF THEIR PLAN SHARES. PARTICIPANTS WHO DO NOT SUBMIT A TENDER OFFER FOR ANY PORTION OF THEIR PLAN SHARES WILL NOT BE SUBJECT TO THE LIMITATIONS DESCRIBED ABOVE.

18.	What happens if I request a distribution, withdrawal or reallocation following the announcement of the tender offer but before the tender offer expires?

Distributions and withdrawals from the Plan and transfers into or out of your Plan account will be processed in accordance with normal procedures. As indicated above, no transactions involving your Plan shares will take place on the day that Plan shares are deemed withdrawn from your Plan account for purposes of complying with your instructions to the Trustee to tender Plan shares. These transactions will be processed beginning on the first business day following such deemed withdrawal. Plan shares will be deemed withdrawn from your account on the date that the Trustee processes your instructions to tender Plan shares and will be isolated in your account and under the trust pending a determination by MeadWestvaco as to whether those shares will be accepted for purchase. If your Plan shares are not accepted for purchase by MeadWestvaco, then your Plan shares will be returned to your Plan account.

The directors and executive officers of MeadWestvaco have advised MeadWestvaco that they do not intend to tender any shares in the tender offer.

THE TRUSTEE WILL TREAT CONFIDENTIALLY YOUR DECISION REGARDING WHETHER OR NOT TO TENDER SHARES IN THE TENDER OFFER.

19.	Will I be taxed on any proceeds received in 2005 from the shares that I tender from my Plan account?

No. Because tender offer proceeds received from Plan shares will be received by and held in your Plan account, they will not be subject to current income taxes.

REINVESTMENT OF TENDER OFFER PROCEEDS

20.	How will the Plan invest the proceeds received from the Plan shares that are tendered?

If you have directed the Trustee to tender any Plan shares held by the Trustee for your benefit, the Trustee will transfer the tender proceeds to the MeadWestvaco Stable Value Fund. Beginning on the first business day following the Trustee’s receipt of the tender proceeds, you will be able to move such tender proceeds at your own discretion to other investment funds of your choosing within the Plan.

CERTAIN TAX INFORMATION

Participants in each of the Plans should be aware that the reinvestment of the cash proceeds received in the tender offer may, in certain circumstances, result in certain tax consequences to those participants who, as part of the ultimate distributions of their Plan accounts, would receive shares.

Special tax rules apply to certain distributions from a Plan that consist, in whole or in part, of shares. Generally, taxation of net unrealized appreciation (“NUA”), an amount equal to the excess of the value of such shares at distribution over the cost or other basis of such shares (limited, in the case of distributions that do not qualify for lump sum treatment, to shares deemed purchased by after-tax employee contributions) will be deferred until the shares are sold following distribution. Moreover, if shares are disposed of prior to a distribution, as would be the case in the tender offer, and the proceeds of such disposition are reinvested within 90 days thereafter in the Plan shares, the cost or other basis of such newly acquired Plan shares for NUA purposes will generally be the cost or other basis of the tendered Plan shares.

Accordingly, if the cash proceeds receivable upon the tender of Plan shares is not reinvested in Plan shares within 90 days, the opportunity to retain for NUA purposes the cost or other basis of the Plan shares tendered, and the tax-deferral treatment of the NUA calculated in reference to such basis, will be lost.

The foregoing is only a brief summary of complicated provisions of the Internal Revenue Code. WE STRONGLY URGE YOU TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE ISSUES DESCRIBED ABOVE.